NOVEMBER 12, 2002

SUPPLEMENT TO THE PROSPECTUS OF PDC 2003 DRILLING PROGRAM DATED MAY 16, 2002.

ON NOVEMBER 12, 2002, PETROLEUM DEVELOPMENT CORPORATION, THE MANAGING GENERAL PARTNER ANNOUNCED THAT THE OFFERING OF UNITS IN THE SEVENTH PARTNERSHIP, PDC 2002-C LIMITED PARTNERSHIP, HAS TERMINATED. THE PARTNERSHIP WAS COMPRISED OF A TOTAL OF 454.4 UNITS OF GENERAL PARTNERSHIP INTEREST, AGGREGATING $9,148,203 PURCHASED BY 474 INVESTORS AND 17 UNITS OF LIMITED PARTNERSHIP INTEREST AGGREGATING $340,000 PURCHASED BY 5 INVESTORS.

ON SEPTEMBER 9, 2002, PETROLEUM DEVELOPMENT CORPORATION, THE MANAGING GENERAL PARTNER ANNOUNCED THAT THE OFFERING OF UNITS IN THE SIXTH PARTNERSHIP, PDC 2002-B LIMITED PARTNERSHIP, HAS TERMINATED. THE PARTNERSHIP WAS COMPRISED OF A TOTAL OF 537.52 UNITS OF GENERAL PARTNERSHIP INTEREST, AGGREGATING $10,750,426 PURCHASED BY 523 INVESTORS AND 21.5 UNITS OF LIMITED PARTNERSHIP INTEREST AGGREGATING $430,000 PURCHASED BY 7 INVESTORS.

THE MANAGING GENERAL PARTNER HAS COMMENCED THE OFFER AND SALE OF UNITS OF GENERAL PARTNERSHIP INTERESTS AND UNITS OF LIMITED PARTNERSHIP INTEREST IN THE EIGHTH PARTNERSHIP OF THE SERIES OF LIMITED PARTNERSHIPS BEING OFFERED IN PDC 2003 DRILLING PROGRAM. THE PDC 2002-D LIMITED PARTNERSHIP WILL BE OFFERING QUALIFIED INVESTORS THE OPPORTUNITY TO PURCHASE UP TO $35.0 MILLION IN UNITS OF GENERAL PARTNERSHIP INTEREST AND UNITS OF LIMITED PARTNERSHIP INTEREST. A MINIMUM OF $3.5 MILLION IN UNITS MUST BE SOLD BY THE OFFERING TERMINATION DATE IN ORDER TO ALLOW THE OFFERINGS OF PDC PDC 2002-D LIMITED PARTNERSHIP TO CLOSE. THE OFFERING OF UNITS IN PDC 2002-D LIMITED PARTNERSHIP WILL CONTINUE TO DECEMBER 31, 2002 UNLESS TERMINATED SOONER.

CURRENT PLANS CALL FOR MOST IF NOT ALL OF THE WELLS IN THE PDC 2002-D PARTNERSHIP AS WELL AS THE FOUR PDC 2003 PARTNERSHIPS TO BE DRILLED IN THE COMPANY'S TWO COLORADO DEVELOPMENT AREAS. HISTORICALLY NATURAL GAS IN THE ROCKY MOUNTAIN AREA HAS SOLD AT A DISCOUNT TO MANY OTHER AREAS OF THE COUNTRY. FOR EXAMPLE THE COLORADO INTERSTATE GAS INDEX PRICE AVERAGED APPROXIMATELY $.50 LESS THAN THE HENRY HUB INDEX PRICE FOR THE PAST TEN YEAR PERIOD ENDING IN 2000. THE REASON THAT GAS IN THE ROCKY MOUNTAIN AREA GENERALLY SELLS FOR A PRICE LESS THAN NYMEX IS THAT THERE IS MORE GAS PRODUCED THAN IS CONSUMED IN THE AREA. THE GAS WHICH IS IN EXCESS OF USAGE IS TRANSPORTED DISTANCES TO MARKETS OUTSIDE OF THE ROCKY MOUNTAIN AREA. THE PRODUCTION SURPLUS IN THE AREA IS THE RESULT OF INCREASED DRILLING AND PRODUCTION IN THE ROCKY MOUNTAIN AREA WITHOUT THE ADDITION OF SUFFICIENT LOCAL MARKETS OR PIPELINE CAPACITY TO MOVE GAS TO DISTANT MARKETS. INCREASED DRILLING RESULTED IN PRODUCTION INCREASING FASTER THAN NEW PIPELINES COULD BE BUILT. DURING SUMMER MONTHS WHEN THE AMOUNT OF LOCAL MARKET IS AT LOW LEVELS, THE RESULT HAS BEEN COMPETITION FOR THE AVAILABLE MARKETS AND PIPELINE CAPACITY, AND RESULTANT LOWER PRICES FOR PRODUCTION. THE PROBLEM WAS INTENSIFIED BY A SERIES OF PIPELINE MAINTENANCE OUTAGES IN THE SPRING OF 2002. ROCKY MOUNTAIN PRICES HIT A LOW DURING THIS PAST SUMMER AS CIG PRICES WERE AN AVERAGE OF $2.00 BELOW NYMEX FOR THE JULY THROUGH OCTOBER PERIOD, A DIFFERENTIAL NEVER BEFORE SEEN IN THE INDUSTRY. HOWEVER, IN THE AREAS WHERE THE PARTNERSHIPS PLAN TO DRILL THERE HAS BEEN NO CURTAILMENT OF PRODUCTION OTHER THAN FOR A FEW DAYS WHEN PIPELINE CAPACITY HAS BEEN REDUCED FOR MAINTENANCE OR OPERATIONAL REASONS.

HISTORICALLY, PIPELINES RESPOND TO THESE MARKET FORCES BY INCREASING CAPACITY. HOWEVER, DUE TO CREDIT PROBLEMS IN THE WAKE OF THE ENRON COLLAPSE AND THE USUAL REGULATORY DELAYS, IT HAS TAKEN SOMEWHAT LONGER THAN USUAL FOR THE INCREASED CAPACITY TO BE BUILT. CURRENTLY THERE IS APPROXIMATELY 3.4 BILLION CUBIC FEET PER DAY (BCF/D) OF PIPELINE CAPACITY AVAILABLE TO MOVE ROCKY MOUNTAIN NATURAL GAS EAST TO MIDWESTERN MARKETS, OR WEST TO CALIFORNIA AND OTHER WEST COAST MARKETS. ON MAY 1, 2003 A DOUBLING OF THE CAPACITY OF THE KERN RIVER PIPELINE SYSTEM IS SCHEDULED TO BE PUT INTO SERVICE. THIS ADDITION IS DESIGNED TO HAVE A DAILY CAPACITY OF OVER 900 MILLION CUBIC FEET PER DAY, OR ABOUT 27% OF THE TOTAL CURRENT TAKEAWAY CAPACITY FROM THE REGION. SEVERAL OTHER SMALLER ADDITIONS HAVE ALSO ALREADY BEEN MADE OR ARE IN VARIOUS STAGES OF PLANNING OR PERMITTING. A NUMBER OF INDUSTRY EXPERTS FORECAST THAT THE ADDITION OF THE KERN RIVER PIPELINE CAPACITY WILL RESULT IN A RETURN TO OR NEAR THE HISTORICAL LEVEL OF PRICE DIFFERENTIALS FOR THE AREA. PRICES IN THE NATURAL GAS FUTURES MARKETS CURRENTLY REFLECT AN AVERAGE DIFFERENTIAL FOR 2003 (INCLUDING THE 4 MONTHS PRIOR TO THE START UP OF THE KERN RIVER PIPELINE) OF ABOUT $.80, A MUCH SMALLER DIFFERENTIAL THAN THAT EXPERIENCED IN 2002. THIS IS EVIDENCE THAT THE "MARKET" EXPECTS THE LARGE 2002 DIFFERENTIAL TO RETURN TO MORE NORMAL LEVELS IN 2003. HOWEVER IF THE DIFFERENTIAL FAILS TO RETURN TO HISTORICAL LEVELS THE AMOUNT OF REVENUE AVAILABLE FOR DISTRIBUTION TO INVESTORS WILL BE REDUCED. IF THE RETURN TO HISTORICAL LEVELS IS DELAYED THE INITIAL PRODUCTION FROM WELLS MAY BE SOLD AT LOWER LEVELS. IN ADDITION, ANTICIPATED FUTURE DEVELOPMENT IN THE ROCKY MOUNTAIN REGION BY THE PARTNERSHIPS AND MANY OTHER PRODUCERS IS EXPECTED TO RESULT IN INCREASING LEVELS OF PRODUCTION IN THE REGION IN FUTURE YEARS. THESE ADDITIONS COULD RESULT IN A REPEAT OF THE CURRENT SITUATION IN FUTURE PERIODS, WHICH COULD RESULT IN LOWER GAS PRICES THAN MIGHT OTHERWISE BE REALIZED.

IN ORDER TO HELP PROTECT THE INITIAL PRODUCTION FROM PARTNERSHIP WELLS IN THE PICEANCE BASIN FROM THE POSSIBILITY OF LOW GAS PRICES DUE TO A LARGE DIFFERENTIAL OR OTHER CONDITIONS, PDC HAS ESTABLISHED HEDGING POSITIONS FOR MOST OF THE ANTICIPATED NATURAL GAS PRODUCTION THROUGH OCTOBER 2003. FOR THE PICEANCE BASIN WE USED CIG BASED FLOORS TO ESTABLISH A FLOOR PRICE, WHILE SELLING CALLS ON A SMALLER QUANTITY OF GAS TO HELP PAY FOR THE FLOORS. FOR THE WINTER MONTHS OF 2002 TO 2003 (NOVEMBER THROUGH MARCH) MOST OR ALL OF THE GAS WILL BE PROTECTED BY FLOORS, WHILE CALLS WILL LIMIT THE MAXIMUM PRICE THAT CAN BE RECEIVED ON ABOUT ONE THIRD OF THE GAS. CURRENTLY ABOUT 80% OF THE ANTICIPATED PRODUCTION FOR THE SUMMER OF 2003 (APRIL THROUGH OCTOBER) IS PROTECTED BY FLOORS, WITH CALLS ESTABLISHING A CEILING ON ABOUT ONE QUARTER OF THE PRODUCTION. THE FLOORS FOR THE CIG HEDGES FOR THE WINTER PERIOD ARE AT A CIG PRICE OF $2.75, WITH THE CEILING PRICE AVERAGING JUST UNDER $4.00. FOR THE SUMMER PERIOD OF 2003 THE FLOORS ARE $2.50 AND THE CEILINGS ARE AT $3.13. ANY GAINS OR LOSSES ON HEDGE POSITIONS ARE INCLUDED AS A PART OF THE GAS PRICE FOR PARTNERSHIP DISTRIBUTIONS.

CURRENTLY NO HEDGE POSITIONS ARE IN PLACE ON WATTENBERG FIELD PRODUCTION; HOWEVER AVERAGE PRODUCT PRICES IN THAT AREA ARE NOT AS GREATLY INFLUENCED BY THE NEGATIVE BASIS FOR SEVERAL REASONS. FIRST, BETWEEN A THIRD AND A HALF OF THE INITIAL REVENUE IS FROM THE SALE OF OIL, WHICH IS BEING SOLD AT NORMAL LEVELS. SECOND, THE GAS CONTAINS LARGE AMOUNTS OF HEAVIER HYDROCARBONS LIKE PROPANE AND BUTANE THAT ARE STRIPPED FROM THE GAS STREAM AND SOLD AS LIQUIDS FOR PRICES THAT ARE NOT AFFECTED BY THE GAS PRICE DIFFERENTIAL. AND FINALLY THE PRICE FOR THE REMAINING NATURAL GAS IS BASED ON THE SALES PRICES RECEIVED BY THE COMPANIES THAT PURCHASE THE GAS FROM THE PARTNERSHIPS. THEIR SALES INCLUDE SOME FIXED PRICE CONTRACTS AS WELL AS SOME INDEXED CONTRACTS. THIS COMBINATION LIMITS THE IMPACTS OF THE BASIS DIFFERENTIAL ON THE PRICE RECEIVED FOR THE NATURAL GAS SOLD TO THEM.